Exhibit 10.4
March 5, 2007
Ann Perinchief
SVP, Retail
Dear Ann:
As we move forward as a stand-alone company, your leadership and focus on the business is essential. To that end, I am pleased to offer you a retention bonus of $75,000. This bonus is in recognition of the key role you will play in our future success.
We will pay this Retention Bonus over the course of the next 10 months. Please see the table below for your payment schedule.

Payment Date	Percentage of Bonus	Payout
April 6, 2007	25%	$18,750
September 7, 2007	45%	$33,750
January 25, 2008	30%	$22,500

Total	100%	$75,000

Each payment above will be paid to you when deemed earned by the CEO. You must be actively employed with Eddie Bauer on the date of payout to receive your bonus payments.
Please note that only a very limited number of individuals have been selected to participate in this program, it is imperative and expected that you keep your participation confidential. If you have any questions on this program, please contact Shannon Brown or Stacey Ragsdale.
Thank you for your continued commitment and leadership to the company and to the Brand.
Sincerely,
/s/ Howard Gross
Howard Gross